SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. __)

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Forest Laboratories, Inc.
(Name of Registrant as Specified In Its Charter)

Carl C. Icahn
Dr. Eric J. Ende
Daniel A. Ninivaggi
Pierre Legault
Andrew J. Fromkin
Icahn Partners LP
Icahn Partners Master Fund LP
Icahn Partners Master Fund II L.P.
Icahn Partners Master Fund III L.P.
High River Limited Partnership
Hopper Investments LLC
Barberry Corp.
Icahn Onshore LP
Icahn Offshore LP
Icahn Capital L.P.
IPH GP LLC
Icahn Enterprises Holdings L.P.
Icahn Enterprises G.P. Inc.
Beckton Corp.
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THE EGREGIOUS LACK OF CORPORATE GOVERNANCE
AT FOREST LABS

Corporate governance experts believe that widely held public companies should not have more than one or two non-independent directors, because it could be detrimental to the company.  At Forest Labs we believe that there are 5 non-independent directors on the 10 person board, and that it has been detrimental to the company.  It is time to institute true director independence at Forest.  It is not too late to change the dysfunctional dynastic culture at Forest and save the company.

The Forest Labs Annual Meeting will take place on August 15, 2012.  In my opinion, corporate governance failures at Forest are among the chief factors leading to its dismal results.  Forest Lab’s enterprise value has declined by $7.9 billion, or 55%, during the last 10 years and its stock price is down more than 50% from its peak 8 years ago.  Moreover, we believe that Forest was inadequately prepared for the Lexapro patent cliff resulting in an estimated 80% decline in earnings for the upcoming fiscal year.  In exercising your vote at this year’s annual meeting consider that AT LEAST 50% OF THE BOARD CONTINUES TO LACK TRUE INDEPENDENCE.  Let us consider the non-independent board members:

I.	Howard Solomon: A Man In “Total Control” At Forest.

In 2010, Howard Solomon was 82 years old and was serving as both Chairman and Chief Executive Officer of Forest.  Corporate governance experts will tell you that it is often bad policy to make one person both Chairman and CEO; among other things, being CEO is a full-time job and it is doubtful that one person can do both effectively.  Moreover, the Chairman can serve as an essential check on the authority of the CEO.  In 2010, however, it appears Solomon did not believe that being just Chairman and CEO was enough and when the Company’s President and Chief Operating Officer suddenly resigned, the directors turned to Mr. Solomon, who was already filling the jobs of Chairman and CEO, and ANOINTED him president and did not appoint a replacement COO.  Or at least that is the official version of events.  Based on what we saw of the Board minutes last year, we do not feel that it is inappropriate to speculate that what really happened was that Mr. Solomon simply announced to the Board that this is what was going to happen and no one on the Board was forceful enough to say no.

Whatever the real case, it appears to us that the continuing management drift at the Company comes in part from the fact that everything is now centralized in the 84-year old Mr. Solomon.

II.	The Presiding "Independent" Director, Kenneth Goodman lacks true independence, yet he still remains in this important role.

The company claimed to be improving its corporate governance by appointing Kenneth Goodman as its Presiding “Independent” Director.  But Goodman has been involved with Forest for 32 years as an executive that reported directly to CEO Solomon and as a director.  Further, he continues to receive annual benefits from the company, which this year alone was more than $200,000, including almost $87,000 to offset taxes.

We believe a truly independent and responsible Board would not have appointed a Presiding “Independent” Director who lacks true independence.

III.	Dan Goldwasser, Chair of the Compensation Committee, has overseen flawed compensation policies for decades and has been a Board member for 35 years.

Mr. Goldwasser has presided over compensation practices that we believe to be egregious.  These include, but are not limited to, the following:

•	Compensating Howard Solomon with over $60 million in cash, equity and other compensation over the last 8 years, even though the Forest Labs stock price declined by over 50% during that period.

•	Vesting schedules of equity awards were too short, not linked to performance and favored the CEO.

•	The Compensation Committee had not previously engaged an independent compensation consultant.

•	The Chair of the Committee chose the peer group for comparison purposes.

•	The Chair of the Committee circulated a report of factors he believed were relevant to determining compensation including a report prepared directly by management.

•	Compensation was not linked to pre-determined performance measures.

•	There were no stock ownership requirements.

Given this history of flawed compensation policies that enriched executives, why is Mr. Goldwasser still in this position?

IV.	Lester Salans, long-tenured board member and Chairman of Compliance Committee, has no background in compliance.

Mr. Salans has been on the Board for over 14 years, too long to remain objective in our opinion.  In addition, we do not see how Lester Salans, a Clinical Professor and physician, has any qualifications as a compliance expert.  Maybe that helps to explain why the Company has had over $400 million of legal obligations and penalties including a guilty plea to a felony charge of obstruction of justice.  Legal problems at Forest include:

•	$313 million in penalties related to doctor kickbacks, off-label promotion for children and obstructing an agency proceeding.

•	$65 million in penalties related to making false and misleading statements with respect to anti-depression drugs.

•	$25 million in penalties for securities claims against Forest and certain officers.

•	$20 million in penalties for a patent infringement suit related to Lexapro.

•	$100 million gender discrimination class action filed recently.

We believe these payments are representative of a lax culture and complacency at the Board level.

V.	Lawrence Olanoff is not independent by NYSE or Forest’s own standards.

Lawrence Olanoff is not independent by the company’s own admission or by the standards of the New York Stock Exchange (the standards that govern Forest Labs).  He is also the third current or former president of Forest Labs on the Board.  The redundancy of having three current or former Forest executives on the Board cannot be overstated.  We do not see what added value he brings to the Board.

We believe Mr. Olanoff’s presence on the Board only serves the desire of Howard Solomon to construct a Solomon-friendly board to preserve his power and advance his will.

SUCCESSION PLANNING

While the company states that it has a robust Board-driven CEO succession process in place, we remain concerned that (1) it is being run by Kenneth Goodman, who we believe is not independent because, among other things, he has too many ties to Solomon to be objective, (2) David Solomon, the CEO's son, is a potential candidate despite the obvious conflict and (3) external candidates are not being fairly considered.

At the same time that Howard Solomon took the President and COO position, his son was named Senior VP for Business Development and Strategic Planning, and has been responsible for business development and/or strategic planning at the company since 2007.  By Howard Solomon’s own admission, David Solomon contributed greatly to the company’s current situation, including the status of its pipeline.  We do not argue that David Solomon is responsible for the Forest stock price being down more than 50% from its peak 8 years ago.

We can only ask: Is Howard Solomon keeping the seat warm for David while he learns on the job at our risk?  Would a truly independent board permit this to occur?  The answer is self evident.  Can there be any illusion of director independence, responsibility or good corporate governance, in this soap opera?

BUT DON’T TAKE OUR WORD FOR IT.  JUST LOOK AT SOME OF THE STATEMENTS MADE BY ISS IN ITS JULY 31, 2012 REPORT CONCERNING SUCCESSION PLANNING AND INDEPENDENCE:

•
“Succession planning has become an issue for shareholders not just because the current CEO is 84, but because the board has allowed his son David, currently head of Strategic Development, to report directly to his father, presumably, as one equity analyst has noted, because he is “being groomed to take over as CEO.””

•
“Given the unusual situation of the long-serving CEO’s son reporting directly to his father, there is an explicit risk that any succession planning process run behind closed doors might turn out to be simply another dynasty building process.”

•
“Forest’s board, which includes three current and former executives, is uncommon for non-controlled U.S. corporations.  By comparison, none of its self-selected U.S. peers (LLY, MRK, PFE, and WCRX) have a former executive on the board. Though one former executive may in fact be independent under exchange standards, the practice of appointing directors who owe much of their careers to the CEO they will now “oversee” clearly raises practical concerns about de facto independence and the potential conflicts for those directors.”

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“These operating issues may be exacerbated by lingering concerns, which [Icahn] has foregrounded, about the board’s de facto independence from, and willingness to challenge, its long-time Chairman and CEO. These concerns persist despite the election last year of three new, demonstrably unaffiliated directors, and their subsequent appointment to leadership positions within the board, perhaps because the company has not addressed directly numerous issues—such as the CEO’s son reporting directly to the CEO, or former executives being appointed to oversee the CEO to whom they reported for decades.”

I urge shareholders to VOTE THE GOLD CARD for Ende, Ninivaggi, Fromkin and Legault to deliver the necessary change to take Forest Labs into the future.  If you have already voted the white card, you can still change your vote by NOW voting the GOLD card.

Sincerely,

/s/Carl Icahn

ON JULY 23, 2012, THE PARTICIPANTS (AS DEFINED BELOW) FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, DR. ERIC J. ENDE, PIERRE LEGAULT, ANDREW J. FROMKIN, DANIEL A. NINIVAGGI, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, AND BECKTON CORP. (COLLECTIVELY, THE “PARTICIPANTS”) FROM THE STOCKHOLDERS OF FOREST LABORATORIES, INC. FOR USE AT ITS 2012 ANNUAL MEETING OF STOCKHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF FOREST LABORATORIES, INC. FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS:  STOCKHOLDERS CALL TOLL−FREE: (800) 697−6975 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269−5550.  CONSENT OF THE AUTHOR AND PUBLICATION NEITHER SOUGHT NOR OBTAINED TO USE THE MATERIAL REFERRED TO HEREIN AS PROXY SOLICITING MATERIAL.